Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148416) of EchoStar Corporation of our report dated March 12, 2009 relating to the consolidated financial statements of TerreStar Corporation and subsidiaries, which appears in this Annual Report on Form 10-K/A of EchoStar Corporation dated March 16, 2009.
/s/ Friedman LLP
East Hanover, New Jersey
March 16, 2009